NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS YEAR ENDED DECEMBER 31, 2022 RESULTS
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AUSTIN, TX, March 31, 2023 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with holdings, interests and operations in the Austin, Texas area and other select markets in Texas, today reported year ended December 31, 2022 results.
Highlights and Recent Developments:
•Record net income attributable to common stockholders totaled $90.4 million, or $10.99 per diluted share, in the year ended December 31, 2022, compared to net income attributable to common stockholders of $57.4 million, or $6.90 per diluted share, in the year ended December 31, 2021.
•Stratus’ total stockholders’ equity increased to $207.2 million at December 31, 2022, from $158.1 million at December 31, 2021, and $98.9 million at December 31, 2020, primarily as a result of gains realized on Stratus’ sales of Block 21 in 2022, and The Santal and The Saint Mary in 2021.
•In first-quarter 2023, Stratus obtained third-party equity and debt financing for and commenced construction on Holden Hills, designed to feature 475 unique residences within the Barton Creek community in Austin, Texas. The Holden Hills limited partnership distributed and paid $35.8 million in cash to Stratus.
•On September 1, 2022, Stratus’ Board of Directors (Board) declared a special cash dividend of $4.67 per share (totaling $40.0 million) on Stratus’ common stock, which was paid on September 29, 2022 to shareholders of record as of September 19, 2022.
•Stratus’ Board also approved a new share repurchase program, which authorizes repurchases of up to $10.0 million of Stratus’ common stock. The repurchase program authorizes Stratus, in management’s discretion, to repurchase shares from time to time, subject to market conditions and other factors. Through March 27, 2023, Stratus has acquired 335,703 shares of its common stock for a total cost of $8.7 million at an average price of $25.93 per share.
•On May 31, 2022, Stratus completed the previously announced sale of Block 21, a mixed-use development in downtown Austin, Texas, that contains the W Austin Hotel and office, retail and entertainment space, to Ryman Hospitality Properties, Inc. for $260.0 million, subject to certain adjustments. Stratus’ net proceeds of cash and restricted cash totaled $112.3 million. As a result of the sale, Stratus recorded a pre-tax gain on the sale of $119.7 million in second-quarter 2022 included in net income (loss) from discontinued operations.
•As a result of its strategic planning process completed in August 2022, in addition to returning cash to shareholders, and after streamlining Stratus’ business through the sale of Block 21, the Board decided to continue Stratus’ successful development program, with Stratus’ proven team focusing on pure residential and residential-centric mixed-use projects in Austin and other select markets in Texas.

•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $(3.1) million in 2022, compared to $90.7 million in 2021. EBITDA does not reflect net income (loss) from discontinued operations, which was $96.8 million in 2022 and $(6.2) million in 2021, related to Block 21. For a reconciliation of net (loss) income from continuing operations to EBITDA, see the supplemental schedule, “Reconciliation of Non-GAAP Measure EBITDA,” on page xi.
•During 2022, Stratus sold various parcels of real estate, completing the sale of substantially all of its non-core assets, and two Amarra Villa homes, for a total of $24.6 million.
•Stratus continues construction on The Saint June, a 182-unit luxury garden-style multi-family project within the Amarra development in Barton Creek, which is expected to be completed in third-quarter 2023, and on the last ten Amarra Villas homes. Stratus substantially completed construction on the first phase of development of Magnolia Place, an H-E-B grocery shadow-anchored, mixed-use project in Magnolia, Texas, and the two retail buildings are fully leased.
•In third-quarter 2022, Stratus began construction on The Saint George, a 316-unit luxury wrap-style, multi-family project in north-central Austin. Stratus also entered into a $56.8 million construction loan to provide financing for the construction of the project.
•Stratus’ three stabilized mixed-use projects anchored or shadow-anchored by H-E-B grocery stores, Kingwood Place, Jones Crossing, and West Killeen Market, and its fourth stabilized mixed-use project Lantana Place, continue to perform well.
•During 2022, Stratus added a corporate responsibility section to its website, available at stratusproperties.com/esg/corporate_responsibility/, to share more information about its corporate responsibility and sustainability achievements as Stratus continues to strive to be a leader in sustainable real estate development.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “Our record financial performance in 2022 is a result of our team’s experience, relationships and dedication to capturing value for our shareholders. We achieved several milestones last year, including the sale of Block 21 for $260 million, the completion of our Board’s strategic planning process, the payment of a $40 million special cash dividend and the approval of a new $10 million share repurchase program. Our total stockholders’ equity increased to $207.2 million at year-end 2022, more than double our total stockholders’ equity at year-end 2020. We are hard at work on the development of other projects in our pipeline to continue to deliver value to our shareholders, including our most recent project to break ground – Holden Hills – the capstone project for our more than 30 years of residential development in Barton Creek.”

“I am incredibly proud of the Stratus team’s ability to navigate challenging economic conditions over the past few years, including the pandemic and rapid growth in the Austin economy, as well as more recent headwinds from rising inflation and interest rates. With our long history of successfully operating through a range of economic environments, I am confident that we will continue to create, operate and sell desirable residential and residential-centric mixed use properties in our Texas markets.”

Summary Financial Results

	Year Ended December 31,
	2022	2021

Revenues
Real estate operations	$24,750	$8,466
Leasing operations	12,754	19,787
Eliminations and other	(6)	(17)
Total consolidated revenue	$37,498	$28,236
Operating (loss) income
Real estate operations	$164	$(3,272)
Leasing operations [a]	9,621	111,369
Corporate, eliminations and other [b]	(17,548)	(24,437)
Total consolidated operating (loss) income	$(7,763)	$83,660
Net (loss) income from continuing operations	$(7,077)	$69,457
Net income (loss) from discontinued operations [c]	$96,820	$(6,208)
Net income	$89,743	$63,249
Net loss (income) attributable to noncontrolling interests in subsidiaries [d]	$683	$(5,855)
Net income attributable to common stockholders	$90,426	$57,394

Basic net (loss) income per share:
Continuing operations	$(0.78)	$7.72
Discontinued operations	11.77	(0.75)
	$10.99	$6.97
Diluted net (loss) income per share:
Continuing operations	$(0.78)	$7.65
Discontinued operations	11.77	(0.75)
	$10.99	$6.90

EBITDA	$(3,087)	$90,676

Capital expenditures and purchases and development of real estate properties	$79,267	$72,334

Weighted-average shares of common stock outstanding:
Basic	8,228	8,236
Diluted	8,228	8,313
a.The year 2022 includes a $4.8 million pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with the sale of The Oaks at Lakeway in 2017. The year 2021 includes $106.0 million of pre-tax gains on the January 2021 sale of The Saint Mary and the December 2021 sale of The Santal.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts. The decrease in 2022 from 2021 is primarily the result of $4.0 million incurred for 2021 for consulting, legal and public relation costs for Stratus’ successful proxy contest and the real estate investment trust (REIT) exploration process in addition to $9.8 million incurred in 2021 for employee incentive compensation costs associated with Stratus’ Profit Participation Incentive Plan (PPIP) resulting primarily from an increased valuation for The Santal.
c.The year 2022 includes a $119.7 million pre-tax gain on the May 2022 sale of Block 21.
d.Represents noncontrolling interest partners' share in the results of the consolidated projects in which they participate. The year 2021 includes a $6.7 million gain from the sale of The Saint Mary attributable to noncontrolling interest owners.

Continuing Operations
The increase in revenue and operating income from the Real Estate Operations segment in 2022, compared to 2021, reflects 2022 undeveloped property sales totaling $18.6 million, primarily consisting of (i) a 10 acre multi-family tract of land in Kingwood Place for $5.5 million, (ii) 28 acres of residential land at Magnolia Place for $3.2 million, (iii) a six-acre multi-family tract of land in Amarra Drive for $2.5 million, and (iv) a retail pad site at Magnolia Place for $2.3 million. In 2021, Stratus sold a five-acre multi-family tract of land in Amarra Drive for $2.5 million and a retail pad site at West Killeen Market for $0.8 million. During 2022, Stratus’ developed property sales consisted of the sale of two Amarra Villas homes for $6.0 million. In 2021, Stratus’ developed property sales consisted of three developed Amarra Drive Phase III lots for $2.2 million and the last condominium unit at the W Austin Hotel & Residences for $2.4 million. We recorded impairment charges totaling $720 thousand in 2022 and $1.8 million in 2021.

The decrease in revenue and operating income from the Leasing Operations segment in 2022, compared to 2021, primarily reflects the sale of The Santal in December 2021, partly offset by increased revenue at Lantana Place and Kingwood Place. The Santal had rental revenue of $8.7 million in 2021 prior to the sale.

Debt and Liquidity
At December 31, 2022, consolidated debt totaled $122.8 million and consolidated cash and cash equivalents totaled $37.7 million, compared with consolidated debt of $106.6 million and consolidated cash and cash equivalents of $24.2 million at December 31, 2021. Consolidated debt at December 31, 2021 excluded the Block 21 loan of approximately $137 million, which was presented in liabilities held for sale - discontinued operations. In February 2023, a Stratus subsidiary entered into a three-year $26.1 million construction loan with Comerica Bank, guaranteed by Stratus, to finance the development of Phase I of Holden Hills.

Using proceeds from the sale of Block 21, Stratus repaid the outstanding amount under its Comerica Bank revolving credit facility in June 2022. As of December 31, 2022, Stratus had $49.0 million available under the revolving credit facility. Letters of credit, totaling $11.0 million, have been issued under the revolving credit facility, and secure Stratus’ obligation to build certain roads and utilities facilities benefiting Holden Hills and Section N. In March 2023, we entered into an amendment to the revolving credit facility, which extended the maturity date to March 27, 2025 and increased the floor of the Bloomberg Short-Term Bank Yield Index (BSBY) Rate to 0.5 percent resulting in a current interest rate of one-month BSBY Rate (with a floor of 0.5 percent) plus 4.0 percent.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $79.3 million for 2022, primarily related to the development of Barton Creek properties, including The Saint June and Amarra Villas, The Saint George and The Annie B, compared with $72.3 million for 2021, primarily related to the purchases of the land for The Saint George and The Annie B, the development of The Saint June and other Barton Creek properties, including Amarra Villas, and the Magnolia Place and Lantana Place projects.

Net Asset Value
Stratus’ total stockholders’ equity was $207.2 million at December 31, 2022, compared with $158.1 million at December 31, 2021. Stratus' after-tax Net Asset Value (NAV) was $355.3 million, or $42.94 per share, as of December 31, 2022, compared with $408.9 million, or $48.80 per share, as of December 31, 2021. The decrease in the after-tax NAV was primarily driven by the $40 million special cash dividend. See “Cautionary Statement,” and the supplemental schedule, “After-Tax Net Asset Value” beginning on page xi. Additional after-tax NAV information is available on Stratus’ website at stratusproperties.com/investors/.
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to the impact of inflation and interest rate changes, supply chain constraints and tightening bank credit, Stratus’ ability to meet its future debt service and other cash obligations, future cash flows and liquidity, Stratus’ expectations about the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, municipal utility district (MUD) reimbursements for infrastructure costs, regulatory matters, leasing activities, tax rates, future capital expenditures and financing plans, possible joint ventures, partnerships, or other strategic relationships, other plans and objectives of management for future operations and development projects, the impacts of the ongoing COVID-19 pandemic and any future major public health crises, and future cash returns to shareholders, including the timing and amount of repurchases under Stratus’ share repurchase program. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” "target," “intend,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent, which was obtained in connection with the special cash dividend and share repurchase program. Any future declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board. Stratus’ future debt agreements, future refinancings of or amendments to existing debt agreements or other future agreements may restrict Stratus’ ability to declare dividends or repurchase shares.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, increases in operating and construction costs, including real estate taxes and the cost of building materials and labor, increases in inflation and interest rates, supply chain constraints, tightening bank credit, defaults by contractors and subcontractors, declines in the market value of Stratus’ assets, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, a decrease in the demand for real estate in select markets in Texas where Stratus operates, particularly in Austin, changes in economic, market, tax and business conditions, including as a result of the war in Ukraine, or potential U.S. or local economic downturn or recession, the availability and terms of financing for development projects and other corporate purposes, the failure of any bank in which Stratus deposits funds, the ongoing COVID-19 pandemic and any future major public health crisis, Stratus’ ability to collect anticipated rental payments and close projected asset sales, loss of key personnel, Stratus’ ability to enter into and maintain joint ventures, partnerships, or other strategic relationships, including risks associated with such joint ventures, Stratus’ ability to pay or refinance its debt, extend maturity dates of its loans or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, eligibility for and potential receipt and timing of receipt of MUD reimbursements, industry risks, changes in buyer preferences, potential additional impairment charges, competition from other real estate developers, Stratus’ ability to obtain various entitlements and permits, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, environmental and litigation risks, the failure to attract buyers or tenants for Stratus’ developments or such buyers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (SEC).

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.

This press release also includes EBITDA and NAV, and financial measures calculated by reference to NAV, including after-tax NAV and after-tax NAV per share, which are not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes these measures can be helpful to investors in evaluating its business. EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. After-tax NAV illustrates current embedded value in Stratus' real estate, which is carried on its GAAP balance sheet primarily at cost. Management uses after-tax NAV as one of the metrics in evaluating progress on Stratus' active development plan. EBITDA and after-tax NAV are intended to be performance measures that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA and after-tax NAV differently. As required by SEC Regulation G, a reconciliation of Stratus' net income (loss) from continuing operations to EBITDA and of Stratus’ total stockholders’ equity to after-tax NAV in its consolidated balance sheet are included in the supplemental schedules of this press release.

A copy of this release is available on Stratus’ website, stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2022	2021
Revenues:
Real estate operations	$24,744	$8,449
Leasing operations	12,754	19,787
Total revenues	37,498	28,236
Cost of sales:
Real estate operations	23,761	9,733
Leasing operations	4,439	9,030
Depreciation	3,586	5,449
Total cost of sales	31,786	24,212
General and administrative expenses [a]	17,567	24,509
Impairment of real estate	720	1,825
Gain on sale of assets [b]	(4,812)	(105,970)
Total	45,261	(55,424)
Operating (loss) income	(7,763)	83,660
Interest expense, net	(15)	(3,193)
Net gain on extinguishment of debt	—	1,529
Other income, net	1,103	65
Net (loss) income before income taxes and equity in unconsolidated affiliate’s loss	(6,675)	82,061
Provision for income taxes	(389)	(12,577)
Equity in unconsolidated affiliate’s loss	(13)	(27)
Net (loss) income from continuing operations	(7,077)	69,457
Net income (loss) from discontinued operations [c]	96,820	(6,208)
Net income and total comprehensive income	89,743	63,249
Total comprehensive loss (income) attributable to noncontrolling interests [d]	683	(5,855)
Net income and total comprehensive income attributable to common stockholders	$90,426	$57,394

Basic net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.78)	$7.72
Discontinued operations	11.77	(0.75)
	$10.99	$6.97

Diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.78)	$7.65
Discontinued operations	11.77	(0.75)
	$10.99	$6.90

Weighted-average shares of common stock outstanding:
Basic	8,228	8,236
Diluted	8,228	8,313

Dividends declared per share of common stock	$4.67	$—
a.The decrease in 2022 from 2021 is primarily the result of $4.0 million incurred for 2021 for consulting, legal and public relation costs for our successful proxy contest and the REIT exploration process in addition to $9.8 million incurred in 2021 for employee incentive compensation costs associated with the PPIP resulting primarily from an increased valuation for The Santal.
b.The year 2022 includes a $4.8 million pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017. The year 2021 includes the pre-tax gains on the December 2021 sale of The Santal of $83.0 million and the January 2021 sale of The Saint Mary of $22.9 million.
c.The year 2022 includes a $119.7 million pre-tax gain on the May 2022 sale of Block 21.
d.Represents noncontrolling interest partners' share in the results of the consolidated projects in which they participate. The year 2021 includes a $6.7 million gain from the sale of The Saint Mary attributable to noncontrolling interest owners.

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents [a]	$37,666	$24,229
Restricted cash	8,043	18,294
Real estate held for sale	1,773	1,773
Real estate under development	239,278	181,224
Land available for development	39,855	40,659
Real estate held for investment, net	92,377	90,284
Lease right-of-use assets	10,631	10,487
Deferred tax assets	38	6,009
Other assets	15,479	17,214
Assets held for sale - discontinued operations	—	151,053
Total assets	$445,140	$541,226

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$15,244	$14,118
Accrued liabilities, including taxes	7,049	22,069
Debt	122,765	106,648
Lease liabilities	14,848	13,986
Deferred gain	3,519	4,801
Other liabilities [b]	9,642	17,894
Liabilities held for sale - discontinued operations	—	153,097
Total liabilities	173,067	332,613

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	94	94
Capital in excess of par value of common stock	195,773	188,759
Retained earnings (accumulated deficit)	41,452	(8,963)
Common stock held in treasury	(30,071)	(21,753)
Total stockholders' equity	207,248	158,137
Noncontrolling interests in subsidiaries	64,825	50,476
Total equity	272,073	208,613
Total liabilities and equity	$445,140	$541,226
a.The increase from prior year end primarily reflects the proceeds received from the May 2022 sale of Block 21.
b.The decrease from prior year end primarily reflects the reduction in liabilities associated with the PPIP as certain PPIP awards have been paid out in cash or restricted stock units to eligible participants.

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2022	2021
Cash flow from operating activities:
Net income	$89,743	$63,249
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,586	9,964
Cost of real estate sold	15,596	4,056
Impairment of real estate	720	1,825
Gain on sale of discontinued operations	(119,695)	—
Gain on sale of assets	(4,812)	(105,970)
Net gain on extinguishment of debt	—	(1,529)
Debt issuance cost amortization and stock-based compensation	2,824	2,007
Equity in unconsolidated affiliate’s loss	13	27
Deferred income taxes	5,971	(5,965)
Purchases and development of real estate properties	(24,454)	(52,772)
Write-off of capitalized hotel remodel costs	—	287
Decrease (increase) in other assets	3,805	(2,212)
(Decrease) increase in accounts payable, accrued liabilities and other	(28,557)	33,423
Net cash used in operating activities	(55,260)	(53,610)

Cash flow from investing activities:
Capital expenditures	(54,813)	(19,562)
Proceeds from sale of discontinued operations	105,813	—
Proceeds from sale of assets	—	209,947
Payments on master lease obligations	(989)	(1,501)
Other, net	(8)	56
Net cash provided by investing activities	50,003	188,940

Cash flow from financing activities:
Borrowings from revolving credit facility	30,000	39,700
Payments on revolving credit facility	(30,000)	(83,004)
Borrowings from project loans	33,163	42,661
Payments on project and term loans	(18,831)	(130,723)
Payment of dividends	(38,693)	—
Stock-based awards net payments	(452)	(132)
Distributions to noncontrolling interests	—	(12,529)
Purchases of treasury stock	(7,866)	—
Noncontrolling interests’ contributions	15,032	46,300
Financing costs	(1,522)	(1,647)
Net cash used in financing activities	(19,173)	(99,374)
Net (decrease) increase in cash, cash equivalents and restricted cash	(24,430)	35,956
Cash, cash equivalents and restricted cash at beginning of year	70,139	34,183
Cash, cash equivalents and restricted cash at end of period	$45,709	$70,139

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

As a result of the sale of Block 21, Stratus has two operating segments: Real Estate Operations and Leasing Operations. Block 21, which encompassed Stratus’ Hotel and Entertainment segments, along with some leasing operations, is presented as discontinued operations.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek Community, including Section N, Holden Hills, Amarra multi-family and commercial land, Amarra Villas, The Saint June and other vacant land; the Circle C community; the Lantana community, including a portion of Lantana Place planned for a multi-family phase now known as The Saint Julia; The Saint George; and the land for The Annie B); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (land for future phases of retail and multi-family development and retail pad sites at Jones Crossing); and in Magnolia, Texas (land for a future phase of retail development and for future multi-family use and retail pad sites at Magnolia Place), Kingwood, Texas (a retail pad site) and New Caney, Texas (New Caney), located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets, both residential and commercial, that are leased or available for lease and includes West Killeen Market, Kingwood Place and the completed portions of Lantana Place, Jones Crossing and Magnolia Place. The segment also included The Saint Mary until its sale in January 2021 and The Santal until its sale in December 2021.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Summarized financial information by segment for the year ended December 31, 2022, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$24,744	$12,754	$—	$37,498
Intersegment	6	—	(6)	—
Cost of sales, excluding depreciation	23,766	4,439	(5)	28,200
Depreciation	100	3,506	(20)	3,586
General and administrative expenses	—	—	17,567	17,567
Impairment of real estate	720	—	—	720
Gain on sale of assets [c]	—	(4,812)	—	(4,812)
Operating income (loss)	$164	$9,621	$(17,548)	$(7,763)
Capital expenditures and purchases and development of real estate properties	$24,454	$54,600	$213	$79,267
Total assets at December 31, 2022	288,270	109,348	47,522	445,140
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Represents a pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with the sale of The Oaks at Lakeway in 2017.

Summarized financial information by segment for the year ended December 31, 2021, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$8,449	$19,787	$—	$28,236
Intersegment	17	—	(17)	—
Cost of sales, excluding depreciation	9,758	9,030	(25)	18,763
Depreciation	155	5,358	(64)	5,449
General and administrative expenses [c]	—	—	24,509	24,509
Impairment of real estate	1,825	—	—	1,825
Gain on sale of assets [d]	—	(105,970)	—	(105,970)
Operating (loss) income	$(3,272)	$111,369	$(24,437)	$83,660
Capital expenditures and purchases and development of real estate properties	$52,772	$19,024	$538	$72,334
Total assets as of December 31, 2021	241,225	107,990	192,011	541,226
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Includes $4.0 million incurred for consulting, legal and public relation costs for Stratus' successful proxy contest and the real estate investment trust exploration process as well as $9.8 million in employee incentive compensation costs associated with the PPIP resulting primarily from an increased valuation for The Santal.
d.Represents the pre-tax gains on the December 2021 sale of The Santal of $83.0 million, and the January 2021 sale of The Saint Mary of $22.9 million.
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RECONCILIATION OF NON-GAAP MEASURES

EBITDA
EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net (loss) income from continuing operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net (loss) income from continuing operations to EBITDA follows (in thousands):

	Year Ended December 31,
	2022	2021
Net (loss) income from continuing operations [a]	$(7,077)	$69,457
Depreciation	3,586	5,449
Interest expense, net	15	3,193
Provision for income taxes	389	12,577
EBITDA [b]	$(3,087)	$90,676
a.For 2022, includes a $4.8 million pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017. For 2021, includes the pre-tax gains on the December 2021 sale of The Santal of $83.0 million and the January 2021 sale of The Saint Mary of $22.9 million.
b.EBITDA does not reflect net income (loss) from discontinued operations, which was $96.8 million in 2022 and $(6.2) million in 2021, related to Block 21. The impact of accounting for the Block 21 sale as discontinued operations reduced EBITDA by $125.9 million in 2022 and $4.8 million in 2021.

AFTER-TAX NET ASSET VALUE

After-tax NAV estimates the market value of Stratus' assets (gross value) and subtracts the book value of Stratus' total liabilities reported under GAAP (excluding deferred financing costs presented in debt), value attributable to third party owners, estimated H-E-B, LP (H-E-B) profits interests and Profit Participation Incentive Plan awards, and estimated income taxes computed on the difference between the estimated market values and the tax basis of the assets. Stratus also presents the non-GAAP measure after-tax NAV per share, which is after-tax NAV divided by shares of its common stock outstanding as of December 31, 2022 and 2021, as applicable, plus all outstanding restricted stock units. The computation of Stratus' after-tax NAV uses third-party appraisals conducted by independent appraisal firms, which were primarily retained by Stratus' lenders as required under its financing arrangements. The appraisal firms represent in their reports that they employ certified appraisers with local knowledge and expertise who are Members of the Appraisal Institute (MAI) certified by the Appraisal Institute and/or state certified as a Certified General Real Estate Appraiser.

Each appraisal states that it is prepared in conformity with the Uniform Standards of Professional Appraisal Practice and utilizes at least one of the following three approaches to value:
1.the cost approach, which establishes value by estimating the current costs of reproducing the improvements (less loss in value from depreciation) and adding land value to it;
2.the income capitalization approach, which establishes value based on the capitalization of the subject property’s net operating income; and/or

3.the sales comparison approach, which establishes value indicated by recent sales of comparable properties in the market place.

One or more of the approaches may be selected by the appraiser depending on its applicability to the property being appraised. To the extent more than one approach is used, the appraiser performs a reconciliation of the indicated values to determine a final opinion of value for the subject property. Significant professional judgment is exercised by the appraiser in determining which inputs are used, which approaches to select, and the weight given to each selected approach in determining a final opinion as to the appraised value of the subject property.

Stratus is a diversified real estate company and its portfolio of real estate assets includes commercial properties, as well as multi-family and single-family residential real estate properties. Stratus’ discontinued operations also include hotel and entertainment properties. Consequently, each appraisal is unique and certain factors reviewed and evaluated in each appraisal may be particular to the nature of the property being appraised. However, in performing their analyses, the appraisers generally (i) performed site visits to the properties, (ii) performed independent inspections and/or surveys of the market area and neighborhood, (iii) performed a highest and best use analysis, (iv) reviewed property-level information, including, but not limited to, ownership history, location, availability of utilities, topography, land improvements and zoning, and (v) reviewed information from a variety of sources about regional market data and trends applicable to the property being appraised. Depending on the valuation approach utilized, the appraisers may have used one or more of the following: the recent sales prices of comparable properties; market rents for comparable properties; operating and/or holding costs of comparable properties; and market capitalization and discount rates. The value for Block 21 as of December 31, 2021 was based on the price in the sale contract rather than an appraised value.

The appraisals of the specified properties are as of the dates so indicated, and the appraised value may be different if prepared as of a current date. As noted above, the appraisers utilize significant professional judgment in determining the appraisal methodology best suited to a particular property and the weight afforded to the various inputs considered, which could vary depending on the appraiser’s evaluation of the property being appraised. Moreover, the opinions expressed in the appraisals are based on estimates and forecasts that are prospective in nature and subject to certain risks and uncertainties. Events may occur that could cause the performance of the properties to materially differ from the estimates utilized by the appraiser, such as changes in the economy, inflation, interest rates, capitalization rates, the financial strength of certain tenants, and the behavior of investors, lenders and consumers. Additionally, in some situations, the opinions and forecasts utilized by the appraiser may be partly based on information obtained from third party sources, which information neither Stratus nor the appraiser verifies. Stratus reviews the appraisals to confirm that the information provided by Stratus to the appraiser is accurately reflected in the appraisal, but Stratus does not validate the methodologies, inputs and professional judgment utilized by the certified appraiser.

The appraised values may not represent fair value, as defined under GAAP. After-tax NAV and after-tax NAV per share may not be equivalent to the enterprise value of Stratus or an appropriate trading price for its common stock for many reasons, including but not limited to the following: (1) income taxes included may not reflect the actual tax amounts that will be due upon the ultimate disposition of the assets; (2) components were calculated as of the dates specified and calculations as of different dates are likely to produce different results; (3) opinions are likely to differ regarding appropriate capitalization rates; and (4) a buyer may pay more or less for Stratus or its real estate assets as a whole than for the sum of the components used to calculate after-tax NAV. Accordingly, after-tax NAV per share is not a representation or guarantee that Stratus' common stock will or should trade at this amount, that a stockholder would be able to realize this amount in selling Stratus' shares, that a third party would offer the after-tax NAV per share in an offer to purchase all or substantially all of Stratus' common stock, or that a stockholder would receive distributions per share equal to the after-tax NAV per share upon Stratus’ liquidation. Investors should not rely on the after-tax NAV per share as being an accurate measure of the current fair market value of Stratus' common stock. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety.

Below are reconciliations of Stratus' total stockholders’ equity, the most comparable GAAP measure, to after-tax NAV (in millions).

	December 31,
	2022	2021
Total stockholders’ equity	$207.2	$158.1
Less: Total assets	(445.1)	(541.2)
Add: Noncontrolling interest in subsidiaries	64.8	50.5
Total liabilities	(173.1)	(332.6)
Add: Gross value of assets	645.7	845.8
Lease liabilities	14.9	14.0
Less: Deferred financing costs presented in liabilities	(1.1)	(1.7)
21% corporate tax on built-in gain	(37.2)	(61.8)
Value attributable to third party ownership	(90.7)	(51.4)
Estimated H-E-B profits interests and Profit Participation Incentive Plan awards	(3.2)	(3.3)
Rounding	—	(0.1)
After-tax NAV	$355.3	$408.9